FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-86194

                                  $900,000,000

                               OMNICOM GROUP INC.
               Zero Coupon Zero Yield Convertible Notes Due 2032

                  PROSPECTUS SUPPLEMENT DATED OCTOBER 25, 2002
                        TO PROSPECTUS DATED JUNE 3, 2002

      The selling securityholders table on pages 32-33 of the prospectus is hereby further amended to update the information to include the following entity as a selling securityholder in the prospectus and to list its total amount of Zero Coupon Zero Yield Convertible Notes due 2032:

                                        AGGREGATE
                                     PRINCIPAL AMOUNT                           COMMON            COMMON
                                       OF NOTES AT         PERCENTAGE           STOCK             STOCK
                                      MATURITY THAT         OF NOTES        OWNED PRIOR TO      REGISTERED
NAME                                   MAY BE SOLD         OUTSTANDING        CONVERSION         HEREBY(1)
----                                 ----------------      -----------      --------------      ----------
Bear Stearns International Limited     $20,000,000            2.2%                --             181,800


(1) Assumes conversion of all the holder's notes at a conversion rate of 9.09 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

      The preceding table has been prepared based upon information furnished to us by the selling securityholder named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholder may change over time. Any changed information will be set forth in supplements of amendments to this prospectus.